EXHIBIT 2.14

EXECUTION COPY

FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT
This First Amendment to the Asset Purchase Agreement (this "Amendment"), dated as of November 2, 2012 (the "Amendment Date"), is by and among Eric Reich and Michael Weisman (together, the "Members"), Medina Mystery LLC, a New York limited liability company ("Medina"), and Higher One, Inc., a Delaware corporation (the "Buyer").
RECITALS
WHEREAS, the Members, the Buyer and Campus Labs, LLC, a New York limited liability company (the "Target"), entered into an Asset Purchase Agreement dated as of August 7, 2012 (the "Asset Purchase Agreement"), providing for, among other things, the sale by the Members and Target, and the purchase by Buyer, of substantially all of the assets of Target, which such purchase and sale was consummated (the "Closing") simultaneously with the execution of the Asset Purchase Agreement;
WHEREAS, following the Closing, the Members and Target adopted a Plan of Dissolution of the Target dated as of September 26, 2012 (the "Dissolution Date"), pursuant to which the Target liquidated and distributed (the "Dissolution"), effective as of the Dissolution Date, substantially all of the assets and liabilities of the Target, including the rights, interests and obligations of Target under the Asset Purchase Agreement (the "Target Assets and Liabilities"), to the Members;
WHEREAS, in order to carry into effect the Dissolution and the winding up of Target in connection with the Dissolution, the Members and Target entered into an Instrument of Transfer and Assignment and Assumption of Liabilities dated as of September 28, 2012 (the "Assignment Date"), pursuant to which the Target assigned to the Members, and the Members assumed from the Target, effective as of the Assignment Date, the Target Assets and Liabilities;
WHEREAS, pursuant to Section 1.8(a) of the Asset Purchase Agreement, the Members are entitled to designate an entity to receive all of their respective rights to the payment of the Earn Out Payment as described in Sections 1.8(a) through 1.8(g) of the Asset Purchase Agreement (the "Earn Out Payment");
WHEREAS, the Members designated Medina to receive all of their respective rights to the payment of the Earn Out Payment, and in connection therewith, each Member entered into an Instrument of Transfer and Assignment of Assets with Medina, each dated as of the Assignment Date, pursuant to which such Member assigned to Medina, and Medina assumed from such Member, effective as of the Assignment Date, all of the rights of such Member to the payment of the Earn Out Payment;
WHEREAS, the Members, the Buyer and Medina now desire to amend the Asset Purchase Agre ement in certain respects as described in this Amendment; and
WHEREAS, pursuant to Section 7.5 of the Asset Purchase Agreement, an amendment to the Asset Purchase Agreement must be in writing and signed by the Buyer, the Members and Medina.
NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency are hereby acknowledged), the parties hereby agree as follows:

1.  Definitions. Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

2.  Amendment to Section 1.6. Section 1.6 of the Asset Purchase Agreement is hereby amended by deleting "ninety (90) days" in the last sentence of such Section and replacing it with "ninety-four (94) days".

3.  Amendment to Section 1.7. Section 1.7 of the Asset Purchase Agreement is hereby amended by deleting "thirty (30) days" and replacing it with "thirty-four (34) days" in each and every instance in which it occurs in such Section.

4.  Miscellaneous.

a.  On and after the Amendment Date, each reference in the Asset Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Asset Purchase Agreement shall mean and be a reference to the Asset Purchase Agreement as amended by this Amendment.

b.  Except as expressly modified hereby, the Asset Purchase Agreement remains in full force and effect. Upon the execution and delivery hereof, the Asset Purchase Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Asset Purchase Agreement, and this Amendment and the Asset Purchase Agreement shall henceforth be read, taken and construed as one and the same instrument.

c.  This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

d.  This Amendment shall be governed and construed and enforced in accordance with the internal laws of the State of Connecticut without giving effect to the principles of conflicts of law thereof.

[Signature pages follow]

EXECUTION COPY
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.
HIGHER ONE, INC. By: /s/ Miles Lasater
Name: Miles Lasater
Title: President and Chief Operations Officer

MEDINA MYSTERY LLC
By: /s/ Eric Reich
Name: Eric Reich
Title: Manager

THE MEMBERS: /s/ Eric Reich
Eric Reich

/s/ Michael Weisman
Michael Weisman